EXHIBIT 2(a)
                                                                   ------------

                              TERMINATION AGREEMENT



      TERMINATION AGREEMENT by and among BALTIMORE GAS AND ELECTRIC COMPANY, a corporation formed under the laws of the state of Maryland ("BGE"), POTOMAC ELECTRIC POWER COMPANY, a corporation formed under the laws of the District of Columbia and the Commonwealth of Virginia ("Pepco"), and CONSTELLATION ENERGY CORPORATION (formerly RH Acquisition Corp.), a corporation formed under the laws of the State of Maryland and the Commonwealth of Virginia, 50% of whose outstanding capital stock is owned by BGE and 50% of whose outstanding capital stock is owned by Pepco (the "Company," and together with BGE and Pepco, the "Parties").

      WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of September 22, 1995 (the "Merger Agreement"); and

      WHEREAS, the Parties have been authorized by their respective boards of directors to terminate the Merger Agreement and the transactions contemplated thereby.

      NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

      Pursuant to and in accordance with the provisions of Section 9.1(a) of the Merger Agreement, the Merger Agreement and the transactions contemplated thereby are terminated effective as of the date hereof and each of the Parties shall take such action as is reasonably necessary to effect such termination, including, but not limited to, withdrawing or otherwise concluding all pending regulatory proceedings pertaining to the proposed transactions and dissolving the Company.

      This Termination Agreement shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws, statutes, rules or principles.

      This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF BGE, Pepco and the Company have caused this agreement to be executed by their respective officers thereunto duly authorized as of this 19th day of December, 1997.



                                          BALTIMORE GAS AND ELECTRIC COMPANY

                                          By:   /s/C. H. Poindexter
                                          Name:    C. H. Poindexter
                                          Title:   Chairman and Chief Executive
                                                   Officer

                                          POTOMAC ELECTRIC POWER COMPANY

                                          By:   /s/John M. Derrick, Jr.
                                          Name:    John M. Derrick, Jr.
                                          Title:   President and Chief Executive
                                                   Officer

                                          CONSTELLATION ENERGY CORPORATION

                                          By:   /s/David A. Brune
                                          Name:    David A. Brune
                                          Title:   Vice-President


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